FIRST ALBANY COMPANIES INC.              (Exhibit 11)
                    COMPUTATION OF PER SHARE EARNINGS

                                              Three Months Ended
                                           March 31,       March 31,
(In thousands, except per share amounts)     2000            1999
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Basic:

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Net income (loss)                           $ 3,063       $  (797)
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Weighted average number of shares
 outstanding during the period                7,856         7,635
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Net income (loss) per share                 $  0.39       $ (0.10)
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Dilutive:

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Net income (loss)                           $ 3,063       $  (797)
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Weighted average number of shares
 outstanding during the period                7,856         7,635
Effective of dilutive common
 equivalent shares                            1,428
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Weighted average shares and common
 equivalent shares outstanding                9,284         7,635
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Net income (loss) per share                 $  0.33       $ (0.10)
=============================================================================

**Per share figures and shares outstanding have been restated for all dividends declared.